Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Jernigan Capital, Inc. on Form S-8 of our reports dated February 18, 2017, relating to the consolidated financial statements of Franklin Parent, LLC as of and for the year ended December 31, 2016, and February 26, 2018, relating to the financial statements of LR-Bayshore 1, LLC as of and for the year ended December 31, 2017, included in Jernigan Capital, Inc.’s Annual Report on Form 10-K filed with the Securities & Exchange Commission on March 1, 2019.

/s/ FRAZEE IVY DAVIS, PLC

Memphis, TN
May 1, 2019